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                                                     Exhibit 12.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
        COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                     (Dollars in Thousands)

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
                                    Three Months Ended     Six Months Ended
                                         June 30,              June 30,
                                    ------------------     ----------------
                                      1997      1996        1997      1996
                                     ------    ------      ------    ------
Income before extraordinary
 item. . . . . . . . . . . . . .    $ 5,685   $ 5,117     $12,420   $ 8,637
Add:
  Interest on indebtedness . . .      5,244     4,765      10,121     9,687
  Amortization . . . . . . . . .        200       219         411       394
                                    -------   -------     -------   -------
     Earnings. . . . . . . . . .    $11,129   $10,101     $22,952   $18,718
                                    =======   =======     =======   =======
Fixed charges and preferred
 distributions:
  Interest on indebtedness . . .    $ 5,244   $ 4,765     $10,121   $ 9,687
  Amortization . . . . . . . . .        200       219         411       394
                                    -------   -------     -------   -------
     Fixed charges . . . . . . .      5,444     4,984      10,532    10,081
  Add:
     Preferred
      distributions (1). . . . .      3,702       813       7,419     1,284
                                    -------   -------     -------   -------
       Combined fixed charges
        and preferred
        distributions. . . . . .    $ 9,146   $ 5,797     $17,951   $11,365
                                    =======   =======     =======   =======

Ratio of earnings to fixed
 charges . . . . . . . . . . . .      2.04x     2.03x       2.18x     1.86x

Ratio of earnings to fixed
 charges and preferred
 distributions . . . . . . . . .      1.22x     1.74x       1.28x     1.65x

(1) Includes distributions on convertible equity securities and preferred stock.

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